Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated July 31, 2003 relating to the financial statements and financial statement schedules of SWS Group, Inc., which appears in SWS Group Inc.’s Annual Report on Form 10-K for the year ended June 27, 2003.

We also consent to the incorporation by reference in this Registration Statement of our report dated May 26, 2003 relating to the financial statements, which appears in the Annual Report of SWS Group 401(k) Profit Sharing Plan on Form 11-K for the year ended December 31, 2002.

PricewaterhouseCoopers LLP

Dallas, Texas

December 19, 2003